Letter Agreement

To: Unified Series Trust
2960 North Meridian Street
Suite 300
Indianapolis, Indiana 46208

Dear Sirs:

You have engaged us to act as the sole investment advisor to the Leeb Focus Fund (the "Fund") pursuant to a Management Agreement approved by the Board of Trustees.

We hereby agree to waive our management fee and/or reimburse expenses of the Fund, but only to the extent necessary to maintain the Fund's total annual operating expenses (excluding brokerage fees and commissions; borrowing costs, such as (a) interest and (b) dividend expenses on securities sold short; taxes; any indirect expenses, such as expenses incurred by other investment companies in which the Fund may invest; and extraordinary expenses) at 1.50% of the Fund's average daily net assets. Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the 1.50% expense limitation.

This Letter Agreement shall remain in effect through March 31, 2009.

Very truly yours,

Leeb Capital Management, Inc.

By: [signature]
Name: Stephen Leeb
Title: President, Leeb Capital Management

Acceptance

The foregoing Agreement is hereby accepted.

Unified Series Trust

By: ______________________________
Anthony J. Ghoston, President

500 Fifth Avenue
57th floor
New York, NY 10110
800.524.LEEB(5332)
212.653.1504 phone
212.246.3696 fax